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                          UNITED STATES                       OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION       OMB Number:    3235-0058
                      WASHINGTON, DC 20549              Expires:  March 31, 2006
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                                                        hours per response  2.50
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                           FORM 12b-25                       SEC FILE NUMBER
                                                                001-05005
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                   NOTIFICATION OF LATE FILING                CUSIP NUMBER
                                                                816119101
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(Check One):  [ ] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q
              [_] Form N-SAR [_] Form N-CSR

         For Period Ended: March 31, 2005

         [_] Transition Report on Form 10-K

         [_] Transition Report on Form 20-F

         [_] Transition Report on Form 11-K

         [_] Transition Report on Form 10-Q

         [_] Transition Report on Form N-SAR

         For the Transition Period Ended:______________________________________

READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                  ______________________________________________________________

PART I -- REGISTRANT INFORMATION


IntriCon Corporation
________________________________________________________________________________
Full Name of Registrant

Selas Corporation of America
________________________________________________________________________________
Former Name If Applicable

1260 Red Fox Road
________________________________________________________________________________
Address of Principal Executive Office (STREET AND NUMBER)

Arden Hills, Minnesota 55112
________________________________________________________________________________
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

(Attach Extra Sheets if Needed)

     The Form 10-Q for the quarter ended March 31, 2005 could not be filed within the prescribed time period due to unanticipated delays arising in connection with its preparation. The Company is reviewing the accounting treatment of its capitalized engineering costs which may affect its financial statements for the quarter.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Mark S. Gorder              (651)             636-9770
________________________________________________________________________________
              (Name)              (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes  [X] No*

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     *Until the Company completes the review described above, it is unable to provide a reasonable estimate of the results for the quarter.

================================================================================


                              IntriCon Corporation
________________________________________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 16, 2005                 By: /s/ Mark S. Gorder
                                       -----------------------------------------
                                           Mark S. Gorder
                                           President and Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).